Exhibit 3.47

ARTICLES OF INCORPORATION

OF

TRAWICK CONSTRUCTION COMPANY, INC.

We, James L. Trawick, Sr., Edwin C. Trawick, Bonnie R. Trawick and Eudene H. Trawick, the undersigned, do hereby associate ourselves, our successors and assigns, together for the purpose of becoming incorporated under the provisions or Chapter 608, Florida Statutes, and forming a corporation according to the provisions of said Chapter, under the following proposed charter:

ARTICLE I

The name of this corporation in TRAWICK CONSTRUCTION COMPANY, INC.

ARTICLE II

The general nature of the business to be transacted by this corporation and which it shall have power to transact is as follows:

(a) To operate a construction and contracting business; to build, construct, install, maintain and repair, as contractor, subcontractor or otherwise, in every legal way and manner, construction works or projects of any and all kinds whatsoever, including but not limited to telephone wires, enables, lines and systems, electrical wires, cables, lines and systems, and other communication systems, equipment and/or fixtures and appliances; and to deal is generally, in every legal way and manner, as contractor, subcontractor or otherwise, construction works or projects of any and all kinds whatsoever, including but not limited to the building construction, installation, maintenance and repair of telephone wires, cables, lines and systems, electrical wires, cables, lines and systems and other communication systems, equipment and/or fixtures and appliances; to purchase, at wholesale or retail, and to sell, at wholesale or retail, and to engage in the storing, handling and processing, in every legal way and manner, all equipment, tools, machinery, materials and all other items of any kind whatsoever necessary or needful in the operation or carrying on of said business, and for said purposes to own, operate, conduct and manage for this corporation, as well as for others, and at as many different points and places, both in and out of the State of Florida, as this corporation might desire, offices, buildings, vacancies, places of business, factories, stores and warehouses.

(b) To prepare and file and enter bids, as contractor, subcontractor or otherwise, alone or in cooperation with others, for construction work or projects of any and all kinds whatsoever, with any person, firm, association or corporation, town, city, county, state, territory or government, and to enter into and make contracts of every kind for any lawful purpose, without limit as to amount, with any person, firm, association or corporation, town, city, county, state, territory or government, to perform the same and to enforce the performance thereof by others.

(c) To acquire by purchase, barter, exchange, fire and in every other legal way and manner, personal property, both tangible and intangible, and real estate of all kinds, situated either within or without the State of Florida, to take, own, hold and dispose of the same by sale, barter, exchange, gift and every other legal way and manner.

(d) To obtain loans of money from other persons, natural and artificial, and to make loans of money to other persons, both natural and artificial, both secured and unsecured, with or without interest.

(e) To acquire the good will, rights and property and to take over, undertake and assume the whole or any part of the assets and liabilities of any person, fire, association or corporation, to pay for the same in cash, the stock of this corporation, bonds or otherwise, to hold or in any manner dispose of the whole or any part of the property so acquired, to conduct in any lawful manner the whole or any part of any business so acquired, and to exercise all the powers necessary or convenient in or about the conduct or management of such business.

(f) To guarantee, purchase or otherwise acquire, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of shares of capital stock, bonds or other evidences of indebtedness of other corporations, and while the holder of such stock to exercise all the rights and privileges of ownership, including the right to vote thereon, to the same extent as a natural person might or could do.

(g) To purchase or otherwise acquire, apply for, register, hold, use, sell or in any manner dispose of and to grant licenses or other rights in or in any manner deal with patents, inventions, improvements, processes, trade marks, trade names, right and licenses secured under letters patent, copyrights or otherwise.

(h) To draw, make, accept, endorse, discount, purchase, execute and issue promissory notes, drafts, bills of exchange, warrants, debentures and other negotiable or transferrable instrument.

(i) To issue bonds, debentures or obligations and to secure the same by mortgage, pledge, deed of trust or otherwise.

(j) To purchase, hold, transfer and sell the shares of its capital stock.

(k) To begin, enter into and operate and in general to carry on any other business it might desire, of any kind whatsoever, either in connection with the foregoing or as a separate business, alone or in corporation with others, and to have and exercise all of the powers now and hereafter conferred by the laws of the State of Florida upon corporations for profit similar to this corporation.

(l) To do any and all of the things herein set forth as principal, agent, contractor, broker or otherwise, alone or in company with others.

(m) To take and enter into, both within and without the State of Florida, any and all contracts, notes, mortgages, bills of sale, conditional sale contracts, leases, deeds, bonds, evidences of debt and other papers that might be necessary, needful or appropriate in the exercise by this corporation of its powers or any of its powers.

(n) To have offices and other places of business both within and without the State of Florida.

(o) To exercise any of its powers both within and without the State of Florida.

(p) No power herein specified shall, except where otherwise expressed , be in any way limited or restricted by reference to or inference from the terns of any other clause or paragraph of these Articles of Incorporation.

The foregoing shall be construed both as objects and powers and the enumeration thereof shall not be held to limit or restrict in any manner the general powers now and hereafter conferred or this corporation by the laws of the State of Florida.

ARTICLE III

The maximum number of shares of capital stock that this corporation is authorized to issue and have outstanding is one thousand shares of common stock of the par value of $100.00 a shares.

ARTICLE IV

The amount of capital with which this corporation shall begin business is not less than $500.00.

ARTICLE V

This corporation is to have perpetual existence, except that it may be dissolved as provided by law.

ARTICLE VI

The principal office of this corporation is to be located in Washington County, State of Florida, but the corporation shall have the right to locate and establish branch offices at such other places both in and out of the State of Florida as it might desire. The postoffice address of the principal office of this corporation in the State of Florida shall be Chipley, Florida.

ARTICLE VII

This corporation shall have a board of not less than three directors, the number of directors to be fixed by the stockholders of the corporation. Until otherwise fixed by the stockholders, this corporation shall have a board of four directors.

ARTICLE VIII

The name and postoffice address of the first board of directors of this corporation, who, subject to the provisions of these Articles of Incorporation, the by-laws of the corporation and the laws of the State of Florida, shall hold office for the first year of this corporation’s existence or until their successors are elected and have qualified, are as follows:

Name	Postoffice address

James L. Trawick, Sr.	Chipley, Florida

Edwin C. Trawick	Chipley, Florida

Bonnie R. Trawick	Chipley, Florida

Eudene H. Trawick	Chipley, Florida

ARTICLE IX

The officers of this corporation shall be a President, a Vice-President, a Secretary and Treasurer, and an Assistant Secretary and Treasurer, and the corporation shall have such other officers, agents and factors as may be provided by the by-laws of this corporation from time to time. In case of the absence, sickness or disqualification of the President, the Vice-President of this corporation may exercise any power or do any act which the President is or may be authorized to do. The office of Secretary and Treasurer may be held by one and the same person, and the office of Assistant Secretary and Treasurer may be held by one and the same person.

The names and postoffice address of the President, the Vice-President, the Secretary and Treasurer and the Assistant Secretary and Treasurer and of this corporation, who, subject to the provisions of these Articles of Incorporation, the by-laws of the corporation and the laws of the State of Florida, shall hold office for the first year of this corporation’s existence or until their successors are elected and have qualified, are as follows:

Name	Postoffice address	Office
James L. Trawick, Sr.	Chipley, Florida	President

Edwin C. Trawick	Chipley, Florida	Vice-President

Bonnie R. Trawick	Chipley, Florida	Secretary-Treasurer

Eudene H. Trawick	Chipley, Florida	Assistant Secretary-Treasurer

ARTICLE X

The name and postoffice address of each subscriber of these Articles of Incorporation and the number of shares of the capital stock of this corporation which each subscriber agrees to take are as follows:

Name	Postoffice address	No. of shares
James L. Trawick, Sr.	Chipley, Florida	2

Edwin C. Trawick	Chipley, Florida	1

Bonnie R. Trawick	Chipley, Florida	1

Eudene H. Trawick	Chipley, Florida	1

The value of the consideration for each of said shares which the subscribers hereof agree to take shall not be less than $100.00.

ARTICLE XI

The directors of this corporation shall be elected by the stockholders at each annual meeting and the directors shall have authority to adopt or amend by-laws of the corporation not inconsistent with any by-law that may be adopted by the stock-holders. Every annual stockholders’ meeting shall be held at the principal office of this corporation unless another place for holding said meeting is provided by the by-laws or agreed upon by the stockholders of the corporation, the time for holding which shall be fixed by the by-laws.

We, James L. Trawick, Edwin C. Trawick, Bonnie R. Trawick and Eudene H. Trawick, the undersigned, subscribers of these Articles of Incorporation, for the purpose of forming a corporation under Chapter 608, Florida Statutes, do make, subscribe, acknowledge and file in the office of the Secretary of State of the State of Florida these Articles of Incorporation and do respectfully agree to take the number of shares of stock as hereinabove set forth, and hereunto set our hands and affix our seals, this the 20 day of September, A. D. 1960.

James L. Trawick, Sr.	(SEAL)
Edwin C. Trawick	(SEAL)
Bonnie R. Trawick	(SEAL)
Eudene H. Trawick	(SEAL)